FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2018 RESULTS FROM CONTINUING OPERATIONS:

•	REVENUE OF $170 MILLION, UP MORE THAN 8% YEAR-OVER-YEAR; FLAT SEQUENTIALLY

•	OPERATING MARGINS OF 19%, UP 400 BPS YEAR-OVER-YEAR

•	YEAR-OVER-YEAR INCREMENTAL OPERATING MARGINS OF 65%; 68% EX-ITEMS

•	GAAP EPS OF $0.54; $0.57 EX-ITEMS, UP 39% YEAR-OVER-YEAR

•	SEQUENTIALLY, PERFORATING SYSTEM SALES UP 19%; U.S. COMPLETIONS UP 9%

•	COMPANY POSTS OILFIELD SERVICE-LEADING ROIC

•	COMPANY INCLUSION INTO BLOOMBERG’S GENDER-EQUALITY INDEX

•	CORE LAB INITIATES Q2 2018 EPS GUIDANCE $0.64 TO $0.66

AMSTERDAM (25 April 2018) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported that continuing operations resulted in first quarter 2018 revenue of $170,000,000, up over 8% year-over-year, with operating income of $32,300,000, up almost 40% year-over-year, and earnings per diluted share (“EPS”) increased 32% to $0.54, all in accordance with U.S. generally accepted accounting principles ("GAAP"). EPS, ex-items, a non-GAAP financial measure, increased 39% year-over-year to $0.57. Reconciliations of non-GAAP financial measures are included in the attached financial tables.

Operating margins for the Company increased 400 basis points ("BPS") year-over-year to 19%, ex-items. Year-over-year incremental operating margins were 68%. The improving operating and incremental operating margins are the result of higher-technology services and products being requested by Core’s technologically sophisticated client base and increased utilization of our services and products.

In the first quarter of 2018, the Company committed to divest the business of our full range of permanent downhole monitoring systems and related services, which have been part of our Production Enhancement segment. The associated results of operations and cash flows from this discontinued business are separately reported as Discontinued Operations for all periods presented. As such, the results from continuing operations for the Company and segment highlights for Production Enhancement, exclude these discontinued operations.

Core’s Board of Supervisory Directors (“Board”) and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures, while exercising capital discipline, factors which have high correlation with maximum total shareholder return. Core’s asset-lite business model promotes asset efficiency, designed to produce predictable, superior long-term, and sustainable ROIC. Bloomberg’s calculations using the latest comparable data available indicates that Core’s

ROIC is the highest of any member of the Philadelphia Stock Exchange Oil Service Sector Index (the "OSX") as well as any comparably-sized companies in oilfield services. Core also had the highest ratio of ROIC-to-Weighted Average Cost of Capital ("WACC") for all major oilfield service companies.

On 22 January 2018, Bloomberg announced that Core Lab would be one of the 104 companies out of over 5,000 publicly-traded companies from ten sectors, representing 24 countries and regions, to join the inaugural 2018 Bloomberg Gender-Equality Index ("BGEI"). The BGEI, with its focus on gender equality in the workplace, is yet another metric by which investors can gauge a company’s commitment to environmental, social and governance (“ESG”) factors across industries.

Segment Highlights

Reservoir Description

Reservoir Description operations, primarily focused on worldwide producing oil and gas fields, performed as guided on the Company's prior earnings call reflecting the traditional seasonal pattern that occurred in the first quarter. Revenue in the first quarter of 2018 was $100,800,000 with operating income on a GAAP basis of $14,800,000. Ex-items, operating income was $15,000,000, yielding operating margins of 15%.

While international activity remained relatively unchanged in the first quarter of 2018, the Company experienced increased demand for our highly-specialized core and reservoir fluids services in U.S. unconventional plays, Alaska and the Gulf of Mexico (“GOM”), in addition to a number of countries in the Middle East and Asia-Pacific regions.

As part of the continual growth in Core's Digital Rock Characterization services, high resolution Computed-Tomography (“CT”) scanners were recently installed in Anchorage and Kuwait. This accelerated the delivery of critical geological and petrophysical data derived from core samples. This aided Core’s clients by helping them to quickly assess the quality of their reservoirs and make time-sensitive decisions such as in designing well completions. The CT-based logs provide detailed and accurate information on properties such as lithology, porosity, density, rock strength and acoustic properties, along with full three-dimensional digital visualization of the core.

In the first quarter of 2018, Core conducted a large geological and petrophysical evaluation of a potential unconventional reservoir target for a national oil company in the Middle East. This project included detailed geologic descriptions of shale cores, measurement of petrophysical properties using proprietary Core Lab technologies and log analysis. As a complement to the newly acquired information, data analytics were extensively employed. These analytics compared the observed rock and petrophysical properties of this potential Middle East target with analogs of producing unconventional reservoir plays contained within Core Lab’s worldwide proprietary database. This unique perspective on unconventional reservoirs allowed Core to generate attribute maps, calculate potential reserves, identify optimal completion practices, and delineate optimal locations for the client across a broad geographic area. Based upon the results presented to the client, this project has expanded in scope and will continue into subsequent quarters.

The analysis of reservoir fluids (crude oil and natural gas) continues to be an important driver of Reservoir Description results, representing approximately 60% of total revenue for the segment. Pressure-Volume-Temperature (“PVT”) data sets are used to determine the phase behavior of hydrocarbons at reservoir conditions. In turn, these physical properties are key inputs for estimating hydrocarbon reserves and predicting reservoir performance over time.

During the first quarter of 2018, Core provided its clients with onsite sample collection services and PVT laboratory measurements that allowed clients to calculate the economic value of their reservoirs under primary production. Furthermore, these data form the criteria necessary to determine when secondary, and possibly tertiary, recovery techniques should be applied to optimize the estimated ultimate recovery (“EUR”)

from these reservoirs.  New fluid phase behavior projects were initiated in the Eagle Ford, the Permian Basin and the GOM, along with Guyana, Malaysia and other international locations.  In addition to these PVT services, Core Lab performed customized reservoir condition Enhanced Oil Recovery (“EOR”) studies. These include the determination of minimum miscibility pressures, physical measurements of crude oil properties following gas injection and thermodynamic testing for reservoir simulation models.  These test results allow Core’s clients to calculate the economic viability of miscible tertiary recovery processes, which could extend reservoir life and improve incremental hydrocarbon production.

Production Enhancement

Production Enhancement operations, largely focused on complex completions in unconventional tight-oil reservoirs and conventional offshore development projects, posted first quarter 2018 revenue of $69,200,000, up 34% year-over-year and 6% sequentially. Operating income, on a GAAP basis, was $17,700,000, up 128% year-over-year. Operating income, ex-items, was $17,800,000, up 135% year-over-year, while operating margins expanded 1,110 BPS year-over-year to 26%. Sequential incremental operating margins were 64% as a result of Core's client demand for technological solutions using enhanced completion techniques.

Sales of Core's perforating systems increased 19% sequentially during the first quarter of 2018, while the Energy Information Agency reported that U.S. completions were up 9% sequentially. Therefore, Core continues to gain market share in the technologically advanced perforating markets.

Core's clients continue to seek technological perforating charge solutions for increasing daily production and EURs. This is demonstrated by the continued revenue and margin growth for Production Enhancement, which was bolstered by increased demand for Core’s HERO®PerFRAC perforating charge systems. Client acceptance of HERO®PerFRAC technology is among the highest of all new product lines introduced by Core over the past five-plus years. HERO®PerFrac product sales were up nearly four-fold year-over-year. The rapid market acceptance is evidence of the Company’s technological advantage in shale plays.

By eliminating uncertainty created by perforation entry hole-size heterogeneity, clients gain operational efficiencies. These come in the form of reduced surface horsepower required to break down the formation, more effective proppant placement during fracture operations, and increased hydrocarbon flow across all stimulated zones. Client acceptance of Core’s HERO®PerFRAC technology, during the most recent downturn, confirms the value-added nature of the Company's technologies services which increase incremental recovery rates and EURs.

In the first quarter of 2018, Core saw broadening acceptance of FlowProfilerTM EDS, a proprietary technology, which is an engineered delivery system (“EDS”). The break-through EDS technology delivers time-released diagnostics for evaluating the crude oil flow from each stage of a hydraulically fractured completion. Crude oil production by stage is determined by using this Core Lab-developed technology that enables the diagnostic tracer to be absorbed and chemically-bonded to durable, proppant-size particles that accompany the frac sand. The tracer will release from the engineered particles once they contact the reservoir’s crude oil, enabling Core to assess which stages are contributing to crude oil production.

Free Cash Flow and Dividends

During the first quarter of 2018, Core continued to generate FCF, with cash from operations of $23,000,000 and capital expenditures of $4,400,000, yielding FCF of $18,600,000. As revenue and business activities increase, as they have over the past year, investment in working capital and capital expenditures are also expected to increase. Core's free cash will continue to be returned to its shareholders via the Company’s regular quarterly dividend and share repurchases. The Company repurchased 30,298 shares during the first quarter of 2018 at an average share price of $109.26.

On 16 January 2018, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 16 February 2018 to shareholders of record on 26 January 2018. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 17 April 2018, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the second quarter of 2018. The quarterly cash dividend will be payable on 22 May 2018 to shareholders of record on 27 April 2018. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

Core Lab's ROIC exceeds that of all members of the OSX as reported by Bloomberg. The Company's Board has established an internal performance metric of achieving a leading relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably-sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Oceaneering, National Oilwell Varco, RPC, TGS, and the Wood Group, among others. Only Core Lab and one of the other twenty-one companies listed in the Comp Group posted ROIC that exceeded their WACC. Core’s ratio of ROIC to WACC is the highest of any company in the Comp Group.

Second Quarter 2018 Revenue and EPS Guidance

The Company believes second quarter 2018 international exploration and production activity levels will be flat sequentially, with most international development projects continuing to be funded largely from operating budgets. Core Lab expects the average second quarter 2018 U.S. rig count to be slightly up sequentially, with completion activity levels showing modest growth. Core Lab believes the U.S. completion growth rate will moderate until logistical bottlenecks are resolved (e.g., for the industry to hire and train new frac crews, acquire and/or update pressure pumping equipment, and supply chain optimization). In addition, an emerging trend to larger pad drilling sites, increasing up to 24 wells, will create an increase in drilled but uncompleted ("DUC") wells over the next several quarters. Combined, these issues could impact the rate of revenue growth opportunity for any company that is reliant on completions as a catalyst for growth.

Core expects Reservoir Description revenue and operating margins to be similar to the first quarter of 2018 due to continued muted international activity levels. This is consistent with other international service company commentary. Production Enhancement is expected to experience continued growth with year-over-year incremental margins in line with historical 60% levels. Therefore, Core expects consolidated second quarter 2018 revenue of approximately $177,000,000 to $179,000,000 and operating income of approximately $36,200,000 to $37,200,000, yielding operating margins that exceed 20%, up 100 BPS sequentially. Based on these ranges, incremental margins of 50% are expected in the second quarter. EPS for the second quarter 2018 is expected to be approximately $0.64 to $0.66. The Company’s second quarter 2018 guidance excludes gains or losses in foreign exchange and assumes an effective tax rate of 15%.

Several consecutive years of significant international under-investment will lead to steepening legacy declines in crude oil production outside of North America, the Middle East and the former Soviet Union. Therefore, Core has an optimistic view for 2018’s industry activity and Core’s financial performance for the following reasons: crude oil industry fundamentals continue to improve with falling global crude oil inventories; continued increases in worldwide crude demand; a tightening in the number of days of consumption held in global crude oil inventory; and the impact these fundamentals may have on increasing the price of crude oil.

Core is also encouraged by the increased focus of its major clients on capital management, ROIC, FCF and returning capital back to their shareholders, as opposed to just production growth at any cost. The companies adopting value versus volume metrics tend to be the more technologically sophisticated operators and form the foundation of Core’s worldwide client base. Client planning for international and offshore projects are in the early stages. This will benefit Core's leverage to both markets, especially in late 2018 and 2019.

Additionally, renewed investment at a global level is critical in order to meet future supply needs. Oil company recognition of the need for investment is evidenced by the approximately 25 - 30 final investment decisions (“FIDs”) estimated to be announced in 2018, with six already announced year-to-date (e.g., Royal Dutch Shell’s Penguin development in the North Sea, Shell's Vito in the GOM and BP’s Ghazeer development in Oman). These FIDs would follow the more than 20 FIDs announced in 2017. The oil companies’ ability to invest is due to their successful efforts in increasing their EURs, along with reduced capital project costs that are better aligned with today’s crude oil price per barrel. Although the FID activity is positive and shows progress of a global crude oil industry recovery, sustainability of supply needs, when compared to demand projections, will require more projects on a larger scale, which Core expects in the future.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2018 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 26 April 2018. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2017 Form 10-K filed on 12 February 2018 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	3/31/18	12/31/17	3/31/17	vs Q4-17	vs Q1-17
REVENUE	$170,018	$170,111	$156,609	(0.1)%	8.6%

OPERATING EXPENSES:
Costs of services and sales	119,318	119,942	113,021	(0.5)%	5.6%
General and administrative expenses	12,709	11,994	12,756	6.0%	(0.4)%
Depreciation and amortization	5,818	6,038	6,304	(3.6)%	(7.7)%
Other (income) expense, net	(143)	(269)	989	NM	NM
Total operating expenses	137,702	137,705	133,070	—%	3.5%

OPERATING INCOME	32,316	32,406	23,539	(0.3)%	37.3%
Interest expense	3,120	2,717	2,618	14.8%	19.2%
Income from continuing operations before income tax expense	29,196	29,689	20,921	(1.7)%	39.6%
Income tax expense	5,273	8,017	2,929	(34.2)%	80.0%
Net income from continuing operations	23,923	21,672	17,992	10.4%	33.0%
Net income (loss) from discontinued operations	(346)	(20)	(310)	NM	(11.6)%
Net income	23,577	21,652	17,682	8.9%	33.3%
Net income attributable to non-controlling interest	50	(39)	24	NM	NM
Net income attributable to Core Laboratories N.V.	$23,527	$21,691	$17,658	8.5%	33.2%

Diluted Earnings Per Share from continuing operations:	$0.54	$0.49	$0.41	10.2%	31.7%

Weighted Avg Diluted Common Shares Outstanding	44,463	44,374	44,347	0.2%	0.3%

Effective Tax Rate	18%	27%	14%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$100,809	$104,571	$104,895	(3.6)%	(3.9)%
Production Enhancement	69,209	65,540	51,714	5.6%	33.8%
Total	$170,018	$170,111	$156,609	(0.1)%	8.6%

Operating income:
Reservoir Description	$14,757	$17,269	$15,940	(14.5)%	(7.4)%
Production Enhancement	17,687	15,357	7,755	15.2%	128.1%
Corporate and other	(128)	(220)	(156)	NM	NM
Total	$32,316	$32,406	$23,539	(0.3)%	37.3%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(Unaudited)

			% Variance
ASSETS:	3/31/18	12/31/17	vs Q4-17

Cash and Cash Equivalents	$13,244	$14,400	(7.7)%
Accounts Receivable, net	137,661	133,097	13.0%
Inventory	36,438	33,317	(2.9)%
Other Current Assets	32,842	26,613	20.3%
Total Current Assets	220,185	207,427	9.6%

Property, Plant and Equipment, net	122,333	123,098	(4.2)%
Intangibles, Goodwill and Other Long Term Assets, net	254,622	254,287	1.2%
Total Assets	$597,140	$584,812	2.9%

LIABILITIES AND EQUITY:

Accounts Payable	$45,541	$41,697	24.8%
Other Current Liabilities	58,786	58,879	(18.7)%
Total Current Liabilities	104,327	100,576	(4.1)%

Long-Term Debt & Lease Obligations	235,114	226,989	7.5%
Other Long-Term Liabilities	106,123	108,515	6.5%

Total Equity	151,576	148,732	(73.9)%
Total Liabilities and Equity	$597,140	$584,812	(40.7)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended
	3/31/18	3/31/17
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income from continuing operations	$23,923	$17,992
Income from discontinued operations	(346)	(310)
Net Income	23,577	17,682
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	6,291	5,723
Depreciation and amortization	5,876	6,427
Accounts Receivable	(5,913)	(7,525)
Inventory	(3,686)	(3,898)
Accounts Payable	2,634	4,576
Other adjustments to net income	(5,686)	6,776
Net cash provided by operating activities	$23,093	$29,761

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(4,443)	$(6,449)
Other investing activities	(174)	(177)
Net cash used in investing activities	$(4,617)	$(6,626)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(29,000)	$(49,000)
Proceeds from debt borrowings	37,000	51,000
Dividends paid	(24,322)	(24,284)
Repurchase of treasury shares	(3,310)	(1,273)
Other financing activities	—	—
Net cash used in financing activities	$(19,632)	$(23,557)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,156)	(422)
CASH AND CASH EQUIVALENTS, beginning of period	14,400	14,764
CASH AND CASH EQUIVALENTS, end of period	$13,244	$14,342

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables management, our investors and the public to more effectively evaluate the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items. For this reason, we used certain non-GAAP measures that exclude these items; and we feel that this presentation provides the public a better understanding of the underlying operations' current period financial results on a more comparable basis to those reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in Core Lab's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
GAAP reported	$32,316	$32,406	$23,539
Foreign exchange losses	432	357	97
Excluding specific items	$32,748	$32,763	$23,636

	Net Income from Continuing Operations
	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
GAAP reported	$23,923	$21,672	$17,992
Foreign exchange losses	354	260	83
Impact of higher tax rate [1]	907	3,595	—
Excluding specific items	$25,184	$25,527	$18,075

(1) 2018 Quarter 1 tax rate of 18%; guidance given at 15% 2017 Quarter 4 tax rate of 27%; guidance given at 15%

	Earnings Per Diluted Share from Continuing Operations
	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
GAAP reported	$0.54	$0.49	$0.41
Foreign exchange losses	0.01	0.01	—
Impact of higher tax rate [1]	0.02	0.08	—
Excluding specific items	$0.57	$0.58	$0.41

(1) 2018 Quarter 1 tax rate of 18%; guidance given at 15% 2017 Quarter 4 tax rate of 27%; guidance given at 15%

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended 31 March 2018
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$14,757	$17,687	$(128)
Foreign exchange (gains) losses	209	105	118
Operating income excluding specific items	$14,966	$17,792	$(10)

	Three Months Ended 31 December 2017
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$17,269	$15,357	$(220)
Foreign exchange losses	184	70	103
Operating income excluding specific items	$17,453	$15,427	$(117)

	Three Months Ended 31 March 2017
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$15,940	$7,755	$(156)
Foreign exchange losses	237	(181)	40
Severance, compensation and other charges	—	—	—
Operating income excluding specific items	$16,177	$7,574	$(116)

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.
Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

Three Months Ended
3/31/18
Net cash provided by operating activities	$23,093
Capital expenditures	(4,443)
Free cash flow	$18,650

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